EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
First Quarter 2023 Conference Call
May 2, 2023
10 a.m. CT

Introductory Comments – Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the first quarter of 2023 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 1, 2023, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the first quarter ended March 31, 2023 with the first quarter ended March 31, 2022.

I will now turn the call over to Rob Hays. Please go ahead, sir.

Introduction – Rob Hays

Good morning, and welcome to our call.

After my introductory comments, Deric will review our first quarter financial results and then Chris will provide an operational update on our portfolio.

The main themes for our call today are:

First, we are very pleased with the strong RevPAR growth we achieved in the first quarter.

Second, our liquidity and cash position continue to be strong. We ended the quarter with approximately $442 million of net working capital, feel well-positioned for our upcoming extension tests, and continue to have access to undrawn capital if needed via our strategic financing.
And third, the capital raising for our non-traded preferred is ramping up nicely and increased over 400% from the previous quarter. We believe this offering will provide an attractive cost of capital and allow us to accretively grow our portfolio over time, subject to future market conditions. We believe access to this growth capital is a significant competitive advantage, particularly given the fact that lodging REITs are currently trading at material discounts to their net asset values. Our preference would be to use that capital for future growth, though we may also use some of the capital to pay down debt as needed. We continue to build the selling syndicate and currently have 30 signed dealer agreements representing over 4,700 reps selling this security. We are still very early in the capital raising process and to date, we have issued approximately $21.5 million of gross proceeds, including $9.1 million in March alone. We expect this fund raising momentum to accelerate as we get further into 2023.

Let me now turn to the operating performance at our hotels. RevPAR for all hotels in our portfolio increased approximately 30% for the first quarter compared to the prior year quarter. This RevPAR growth was led by occupancy which increased 17% over the prior year quarter, and we also saw strong growth in average rates, which increased 10% over the prior year quarter.

In addition to our solid hotel performance, the majority of our hotels are now out of their respective cash traps and only 40% of our hotels remain in cash traps under their respective loans compared to 79% at the end of the fourth quarter of 2022. Further, the hotels that are now our of their respective cash traps generated approximately 70% of the Company’s full-year 2022 Hotel EBITDA.

One of our main priorities for 2023 is maximizing our operating performance to minimize potential paydowns for any extension tests associated with our property level loans. We’ve continued to make great progress on this front with the successful extension and modification of the JP Morgan Chase 8-hotel loan as well as the completed extension of our BAML Highland Pool Loan. We’re also working with a lender on the refinancing of the La Posada de Santa Fe and the Hilton Alexandria loans, which are the Company’s only final debt maturities in 2023. Deric will talk about these in more detail. While we feel well-prepared for the remaining upcoming extension tests, there may be situations where we have loan balances that exceed the current market value of the underlying hotels. If those situations arise, we may give assets back to lenders or allocate additional capital with a focus to maximize value for our shareholders.

Looking ahead, we believe our geographically diverse portfolio, consisting of high-quality assets with best-in-class brands and management companies is well-positioned. We also believe that our relationship with our affiliated property manager, Remington, really sets us apart. Remington has been able to consistently manage costs and optimize revenues aggressively, enabling us to outperform the industry from an operations standpoint for many years.

Additionally, capital recycling remains an important component of our strategy, and we continue to pursue opportunities to sell certain non-core assets. We have identified several assets that we may bring to market for sale if market conditions warrant. We expect any net proceeds from these sales will go towards paying down debt.

Turning to investor relations, we continue to have a robust outreach effort to get in front of investors, communicate our strategy, and explain what we believe to be an attractive investment opportunity in Ashford Trust. We have attended numerous industry and wall street conferences which have led to over 600 investor meetings over the last year. We have several conferences coming up this year and we look forward to speaking with many of you during those events.

We believe we have the right plan in place to move forward and maximize value at Ashford Trust. This plan includes continuing to grow liquidity across the company, optimizing the operating performance of our assets, improving the balance sheet over time, and looking for opportunities to invest and grow our portfolio. We have a track record of success when it comes to property acquisitions, joint ventures and asset sales, and expect they will continue to be part of our plans moving forward. We ended the first quarter with a substantial amount of cash on our balance sheet and with the launch of our non-traded preferred stock offering, we are excited about the opportunities we see in front of us.

I will now turn the call over to Deric to review our first quarter financial performance.

Financial Review – Deric Eubanks

Thanks, Rob.

For the first quarter, we reported a net loss attributable to common stockholders of $(64.6) million, or $(1.88) per diluted share.

For the quarter, we reported AFFO per diluted share of $0.19, compared to a loss of $(0.04) per diluted share in the prior year quarter.

Adjusted EBITDAre for the quarter was $75.6 million, which reflected a growth rate of 88% over the prior year quarter.

At the end of the first quarter, we had $3.8 billion of loans with a blended average interest rate of 7.1%, taking into account in-the-money interest rate caps. Considering the current levels of LIBOR and SOFR and the corresponding interest rate caps, 93% of our debt is now effectively fixed as almost all of our interest rate caps are now in-the-money. These caps are typically structured to expire simultaneously with the maturity dates of the underlying loans and many of these caps will expire during 2023 as we have several remaining loans with initial maturity dates in 2023. Most of these loans have extension options that include the requirement to purchase additional interest rate caps at the time of the extension. In anticipation of these extensions, last year, we purchased forward starting interest rate caps as a hedge against these future purchases. If interest rates remain elevated, the value of these pre-purchased caps should help defray the costs of any new caps we need to purchase. In fact, we utilized some of the value of these forward starting caps to defray the cost of the new cap we purchased for the recent extension of the BAML Highland Loan.

On the capital markets front, during the quarter, we successfully modified and extended our $395 million JP Morgan Chase 8-hotel loan. As part of this extension, we made a $50 million principal paydown and reduced the 2024 debt yield extension test from 9.25% to 8.50%, giving us significantly more flexibility for the next extension. Additionally, subsequent to quarter end, we extended our

BAML Highland Pool Loan until April 2024. As part of this extension, we paid down the existing loan balance by $45 million. We’re also working with a lender on the refinancing of the La Posada de Santa Fe and the Hilton Alexandria loans, which are the Company’s only final debt maturities in 2023. As part of this expected refinancing, we do not anticipate paying down either of the outstanding loan amounts.

Our property-level hotel loans are all non-recourse to the Company and currently 40% of our hotels are in cash traps, which is down from 79% last quarter. A cash trap means that we are currently unable to utilize property-level cash for corporate-related purposes. Importantly, after the first quarter, the Highland loan pool, Morgan Stanley 17 hotels pool, and the Indigo Atlanta loans came out of their respective cash traps and approximately $19 million of cash that had been trapped was released to corporate after quarter end. As the remaining properties recover and meet the various debt yield or coverage thresholds, any trapped cash will be released to us and we will be able to utilize that cash freely at corporate. At the end of the first quarter, we had approximately $29 million in these cash traps, which is reflected in restricted cash on our balance sheet.

We ended the quarter with cash and cash equivalents of $345 million and restricted cash of $144 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $21 million in due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We also ended the quarter with net working capital of approximately $442 million.

As Rob discussed, we’ve been pleased with the progress that we’ve made in the capital raise for our non-traded preferred stock, and we expect the momentum of this capital raise to ramp up as we progress through 2023. This is attractive capital for us that can be used for acquisitions, debt paydowns, or other corporate purposes, and we look forward to reporting back on our progress.

As of March 31, 2023, our consolidated portfolio consisted of 100 hotels with 22,316 rooms.

Our share count currently stands at approximately 36.1 million fully diluted shares outstanding, which is comprised of 34.5 million shares of common stock and 1.7 million OP units. In the first quarter, our weighted average fully diluted share count used to calculate AFFO per share included approximately 1.7 million common shares associated with the exit fee on the strategic financing we completed in January 2021. Assuming yesterday’s closing stock price, our equity market cap is approximately $130 million.

While we are currently paying our preferred dividends quarterly or monthly, we do not anticipate reinstating a common dividend for some time.

Over the past several months, we have taken numerous steps to strengthen our financial position and improve our liquidity, and we are pleased with the progress that we’ve made. Our cash balance is solid, we have an attractive maturity schedule, our non-traded preferred security offering is ramping up, and we believe the Company is well-positioned.

This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.

Asset Management – Chris Nixon

Thank you, Deric.

For the quarter, Comparable Hotel EBITDA for our portfolio increased 61% over the prior year quarter. In addition, our Comparable RevPAR growth of 30% for the quarter compared favorably to the average RevPAR growth for the Upper Upscale and Upscale chain scales. We are proud of the work that our Asset Management team has done to drive operating results and start the year off strong. I would now like to spend some time highlighting a few of the recent success stories across our portfolio, including increased ADR, group demand across our portfolio, and our tax assessment savings.

Our team was successful this quarter at driving Comparable ADR, which increased over 10% compared to the prior year quarter. Every month, our Revenue Optimization team conducts deep dive calls related to each property, focused on driving pricing strategy in each segment of topline business, pushing premiums on club and suite room types, discussing the property forecast, and ensuring our properties follow our optimized marketing strategy. Using this apporach, the team was able to grow Comparable Total Revenue by more than 33% in the quarter over the prior year quarter.

In addition to all the strategies our team has implemented to drive Comparable ADR, our team has been focused on building back a foundation of group business, which resulted in the portfolio achieving group room revenue in the quarter which was 37% higher than the prior year quarter. That now marks the eighth consecutive quarter with positive year-over-year quarterly growth in group room revenue. That momentum continues to build, as our pipeline of group leads increased by approximately 21% in the first quarter compared to the prior year quarter. We also saw excellent signs from our group booking volume in the first quarter, where revenue placed on the books for all future dates was up approximately 23% relative to the prior year quarter. We are excited about this momentum in 2023, and what the favorable group volume should mean for our portfolio moving forward.

Another successful initiative for us has been led by our property tax team, which through their assessment appeal process was able to drive approximately $1.6 million in property tax savings during the first quarter. This represents a 210% increase in overall savings during the first quarter compared to the prior year quarter. Our team was able to identify trends through analysis and isolate multiple markets that were showing potential for additional property tax savings at our properties, and the team used that data to focus their strategies in those areas. A great example of this is The Ritz-Carlton Atlanta, where we saved more than $600,000 in annualized property taxes.

All of these efforts and more contributed to our strong performance in the quarter. In fact, 35% of our hotels set all-time first quarter records in Comparable RevPAR and 20% of our hotels set all-time first quarter records in Comparable Hotel EBITDA. Collectively, these record-breaking hotels exceeded their previous Comparable Hotel EBITDA records by 16%. We are particularly pleased that these record-breaking performances are spread out over our hotel locations, including: resort, urban, suburban, and airport. They are also in markets ranging from heavily leisure focused areas, like Miami and San Diego, to major urban metros, like Atlanta and Dallas/Ft. Worth.

Moving on to capital expenditures, we have noted in previous calls how we have taken a proactive approach to renovating and strategically repositioning our hotels. That commitment has now resulted in a competitive advantage as demand continues to accelerate. We are currently renovating the lobby and bar at The Ritz-Carlton Atlanta. Later this year we plan to start guestroom and public space renovations on the Embassy Suites Austin, Dallas, and Houston, as well as guestroom renovations at Embassy Suites Flagstaff, Embassy Suites Portland, La Posada in Santa Fe, Marriott Memphis, and Marriott Sugar Land. We are also working to strategically reposition two assets. For 2023, we anticipate spending between $110 - $130 million on capital expenditures. Looking forward, we have started a number of new initiatives, including looking at brand conversions at several hotels, key addition opportunities, and rolling out high-margin ROI projects.

That concludes our prepared remarks. We will now open up the call for Q&A.

Rob Hays

Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.